UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual	April 24, 2007	Vernon’s Cafe
Meeting:	7:00 p.m., EST	720 Youngstown-Warren Road
Niles, Ohio 44446

Record Date and Voting:	8:00 a.m., EST, March 1, 2007. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. On the record date, Cortland Bancorp had 4,511,519 common shares outstanding.

Agenda:	1. To elect three directors to serve for terms of three years each until the Annual Meeting in 2010 and until their successors are elected and qualified.

2. To transact any other business that may properly come before the meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” the Board’s nominees for directors. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies Solicited By:	The Board of Directors of Cortland Bancorp. The cost of the solicitation is being borne by Cortland Bancorp. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Cortland Bancorp and its subsidiaries by mail, telephone or personal contact. Cortland Bancorp will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares.

Mailing Date:	We anticipate mailing this proxy statement on or about March 27, 2007.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the Annual Meeting. You may revoke your proxy by:
•	sending written notice revoking your proxy to James M. Gasior, the Secretary of Cortland Bancorp at 194 West Main Street, Cortland, Ohio 44410, which must be received prior to the Annual Meeting;

•	sending in another signed proxy card with a later date, which must be received by Cortland Bancorp prior to the Annual Meeting; or

•	attending the Annual Meeting and revoking your proxy in person if your common shares are held in your name. If your common shares are held in the name of your broker, financial institution or other holder of record, you must bring an account statement or letter from the broker, financial institution or other holder of record indicating that you were the beneficial owner of the common shares on the record date.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Note on Stock Dividend:	All shares, share prices and related figures in this proxy statement have been adjusted to reflect the 2% stock dividend paid January 1, 2007.

SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table furnishes information regarding the beneficial ownership of common shares, as of March 1, 2007, for each of the current directors, each of the nominees for re-election as a director, each of the individuals named in the Summary Compensation Table, and all current directors and executive officers as a group. To the knowledge of Cortland Bancorp, no person beneficially owns more than 5% of the outstanding common shares.

Name of Beneficial	Number of	Percentage of
Owner(1)	Shares	Outstanding Shares (2)
Jerry A. Carleton	1,500.81	(3)
David C. Cole	3,469.75	(3)
Lawrence A. Fantauzzi (4)	12,288.15	(3)
James M. Gasior (4)	6,190.75	(3)
George E. Gessner	25,095.62	(3)
James E. Hoffman, III	3,851.36	(3)
Neil J. Kaback	188.00	(3)
K. Ray Mahan	114,520.24	2.53%
Rodger W. Platt (4)	29,540.00	(3)
Richard B. Thompson	83,724.34	1.85%
Timothy K. Woofter	55,420.19	1.23%
Timothy Carney (4)	2,514.68	(3)
Stephen A. Telego (4)	2,122.03 (5)	(3)
Danny L. White (4)	7,443.95	(3)
All directors and executive officers as a group (17 persons)	352,592.6149	7.81%

(1)	Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table for such beneficial owner. The mailing address of each of the current executive officers and directors of Cortland Bancorp is 194 West Main Street, Cortland, Ohio 44410.

(2)	The “Percent of Class” computation is based upon the sum of 4,511,519 common shares outstanding as of March 1, 2007.

(3)	Represents beneficial ownership of less than 1% of the outstanding common shares.

(4)	Individual named in the Summary Compensation Table. Rodger W. Platt retired as the President and Chief Executive Officer of Cortland Bancorp effective November 1, 2005 and as the President and Chief Executive Officer of Cortland Bancorp’s subsidiary bank, The Cortland Savings and Banking Company (the “Bank”) effective October 3, 2005. Mr. Fantauzzi was promoted to President and Chief Executive Officer of Cortland Bancorp and President and Chief Executive Officer of the Bank effective upon Mr. Platt’s retirement. Because of a serious illness, Lawrence A. Fantauzzi, President and Chief Executive Officer, took a temporary medical leave of absence beginning March 2, 2006. Rodger W. Platt, Emeritus Director and Chief Executive Officer, was designated to perform the duties and exercise the powers of the President and Chief Executive Officer until Mr. Fantauzzi’s return, May 1, 2006.

(5)	Includes 6.171 shares in a Uniform Transfer to Minor Account for the benefit of Stephen A. Telego, Jr. and 6.171 shares in a Uniform Transfer to Minor Account for the benefit of Robert Telego. Both are sons of Stephen A. Telego.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors file reports with the Securities and Exchange Commission (“SEC”) reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC, and Cortland Bancorp is required to disclose in this proxy statement any late reports. To Cortland Bancorp’s knowledge, based solely on a review of reports furnished to Cortland Bancorp and written representations that no other reports were required, during the 2006 fiscal year, Cortland Bancorp’s executive officers and directors complied with all Section 16(a) filing requirements.
ELECTION OF DIRECTORS
     As of the date of this proxy statement, Cortland Bancorp’s Board of Directors currently has ten members. The Board of Directors is divided into three classes, and directors of each class serve for three-year terms. Four directors serve in the class whose terms will expire at the Annual Meeting, three directors serve in the class whose terms expire in 2008 and three directors serve in the class whose terms expire in 2009.
BOARD NOMINEES
     The Board of Directors proposes that the four nominees identified below be elected for a new term of three years. Each nominee was recommended by the Nominating Committee. Each individual elected as a director at the Annual Meeting will hold office for a term to expire at the Annual Meeting of Shareholders to be held in 2010 and until his successor is duly elected and qualified, or until his earlier resignation, removal from office or death. While it is contemplated that all nominees will stand for re-election, if a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors following recommendation by the Nominating Committee. The Board of Directors knows of no reason why any of the nominees named below will be unavailable or unable to serve if elected to the Board.
     The following information, as of March 1, 2007, concerning the age, principal occupation or employment, other affiliations and business experience of each nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years. Nominee James E. Hoffman, III is a first cousin to Craig M. Phythyon, an executive officer of Cortland Bancorp and the Bank.

			Director of the
		Position(s) Held with the	Company	Nominee
		Company and its Subsidiaries	Continuously	for Term
Nominee	Age	and Principal Occupation(s)	Since	Expiring In
Jerry A. Carleton	64	Owner of Jerry Carleton Enterprises, Inc., a general contracting and development company, since 1972. Limited Partner in Eagle Ridge Properties LLC in Brown’s Farm, a development company. Professor Emeritus and advisor for campus planning and development at Kent State University Trumbull Campus, since 1995	2004	2010

K. Ray Mahan	67	President of Mahan Packing Company, a meat packing company.	1976	2010

James M. Gasior	47	Senior Vice President, Chief Financial Officer and Secretary of Cortland Bancorp; Senior Vice President, Chief Financial Officer and Secretary of the Bank. Certified Public Accountant and member of the American Institute of CPAs and the Ohio Society of CPAs.	2005	2010

Richard B. Thompson	58	Owner and executive of Therm-O-Link, Inc., Vulkor, Inc. and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable. Owner and executive of Geneva Partners, a condominium development company. Partner in Kinsman Land Company, a grocery store. Partner in Dana Partners and Dana Gas, a gas well operation. Owner of the Heritage Hill Grain Company, an agricultural business, since 2003. Partner in Stratton Creek Woodworks, a maker of wood products, and Smearcase, a real estate holding company, each since 2005. Partner in Goodview, a Brazilian agricultural business.	2001	2010
Recommendation and Vote
     Under Ohio law and Cortland Bancorp’s Code of Regulations, the four nominees receiving the greatest number of votes “FOR” election will be elected to the Board of Directors. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.
The Board of Directors recommends a vote FOR the election of the nominees named above.

CONTINUING DIRECTORS
     The following information, as of March 1, 2007, concerning the age, principal occupation or employment, other affiliations and business experience of each continuing director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

			Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously	Term Expires
Name	Age	and Principal Occupation(s)	Since	In
David C. Cole	48	Partner and President of Cole Valley Motor Company, an automobile dealership. President of JDT, Inc., Cole Valley Chevrolet, CJB Properties and David Tom LTD, automobile sales, since 2001.	1989	2008

Lawrence A. Fantauzzi	59	President and Chief Executive Officer of Cortland Bancorp since November 1, 2005. President and Chief Executive Officer of the Bank since October 3, 2005. Senior Vice President, Controller and Chief Financial Officer, and Secretary-Treasurer of both Cortland Bancorp and Bank from 1999 to October 2005. Senior Vice President, Controller and Chief Financial Officer and Treasurer of both Cortland Bancorp and the Bank from 1996 to 1999 and Controller and Treasurer of both Cortland Bancorp and the Bank since 1987. Vice President and Director of New Resources Leasing Corporation, a subsidiary of the Cortland Bancorp, since 1995.	1999	2008

Neil J. Kaback	46	Partner in Cohen & Company, an accounting firm. Member of the American Institute of CPAs and the Ohio Society of CPAs.	2004	2008
(Continued on Next Page)

			Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously	Term
Name	Age	and Principal Occupation(s)	Since	Expires In
George E. Gessner	62	Attorney. Partner and Director in the law firm of Gessner & Platt Co., L.P.A.	1987	2009

James E. Hoffman, III	55	Attorney. President of Hoffman & Walker Co., L.P.A.	1984	2009

Timothy K. Woofter	56	President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Partner in the Woofter Family Limited Partnership. Director of the Trade Association, Steel Tank Institute.	1985	2009
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Independence of Directors
     The Board of Directors has reviewed, considered and discussed each director’s relationships, both direct or indirect, with Cortland Bancorp and its subsidiaries and the compensation and other payments, if any, each director has, both directly or indirectly, received from or made to Cortland Bancorp and its subsidiaries in order to determine whether such director qualifies as independent under Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The Board of Directors has determined that the Board of Directors has at least a majority of independent directors, and that each of the following directors has no financial or personal ties, either directly or indirectly, with the Cortland Bancorp or its subsidiaries (other than compensation as a director of the Cortland Bancorp and its subsidiaries, banking relationships in the ordinary course of business with the Bank and ownership of the Cortland Bancorp’s common shares as described in this proxy statement) and thus qualifies as independent under Nasdaq Marketplace Rule 4200(a)(15): Jerry A. Carleton, David C. Cole, George E. Gessner, James E. Hoffman, III, Neil J. Kaback, K. Ray Mahan, Richard B. Thompson and Timothy K. Woofter.
     Lawrence A. Fantauzzi and James M. Gasior do not qualify as independent directors because they currently serve as executive officers of Cortland Bancorp and the Bank.
Meetings of the Board of Directors and Attendance at Annual Meeting of Shareholders
     In 2006, the Board of Directors of Cortland Bancorp held a total of seven (7) meetings. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by the Board committees on which he served, in each case during the period of his service.
     Cortland Bancorp encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended Cortland Bancorp’s last annual meeting of shareholders held on April 11, 2006.
Communications with the Board of Directors
     Although Cortland Bancorp has not to date adopted formal procedures by which shareholders may communicate directly with directors, it believes that its current process, wherein any communication sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, the Investor Relations Officer or another corporate officer, is forwarded to all members of the Board, has adequately served the needs of the Board and shareholders. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.

     Until any other procedures are developed and posted on Cortland Bancorp’s website at www.cortland-banks.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland Bancorp’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” In addition, communication via Cortland Bancorp’s website may be used. Correspondence through the investor relations page of the website should also be directed to the Investor Relations Officer and indicate that the communication is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors or committee members. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.
Board Committees
     Audit Committee
     The Board of Directors has an Audit Committee comprised of Messrs. Kaback (Chair), Thompson and Woofter. The Board of Directors has determined that each member of the Audit Committee qualifies as independent under Nasdaq Marketplace Rules 4200(a)(15) and 4350(d)(2) as well as under Rule 10A-3 promulgated under the Exchange Act.
     The Board of Directors has determined that the audit committee does not have an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve effectively on the Committee.
     The Audit Committee conducts its business pursuant to a written charter adopted by the Board of Directors. A current copy of the charter of the Audit Committee is posted on Cortland Bancorp’s website at www.cortland-banks.com on the investor relations page under “Cortland Bancorp Corporate Governance and Code of Ethics.” At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval as necessary.
     The Audit Committee is responsible for appointing, compensating and overseeing the independent registered public accounting firm employed by Cortland Bancorp for the purpose of preparing and issuing an audit report or other audit, review or attestation services. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. The Audit Committee also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     The Audit Committee held eight (8) meetings during 2006. The Audit Committee’s report relating to the 2006 fiscal year appears on page 24.
     Executive Compensation Committee
     The Board of Directors of the Bank has an Executive Compensation Committee which also serves as the compensation committee of Cortland Bancorp. The Executive Compensation Committee is comprised of Messrs. Carleton, Cole, Gessner and Woofter (Chair). The Board of Directors has determined that each member of the Executive Compensation Committee qualifies as independent under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In addition, each member of the Compensation Committee qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.
     The Executive Compensation Committee oversees executive officer compensation as well as compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans. The Executive Compensation Committee does not have a formal charter.
     The Executive Compensation Committee held four (4) meetings in 2006.

     Nominating Committee
     The Board of Directors has a Nominating Committee comprised of Messrs. Cole, Mahan and Woofter (Chair). The Board of Directors has determined that each member of the Governance and Nominating Committee qualifies as independent under Nasdaq Marketplace Rule 4200(a)(15). The purpose of the Nominating Committee is to:
•	identify qualified candidates for election, nomination or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Cortland Bancorp or as vacancies occur;

•	make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	recommend the number of directors to serve on the Board; and

•	undertake such other responsibilities as may be referred to the Nominating Committee by the full Board or the Chairman of the Board.
     The Nominating Committee held one (1) meeting during 2006. The charter of the Nominating Committee is reviewed annually and is available on Cortland Bancorp’s website at www.cortland-banks.com on the investor relations page under “Cortland Bancorp Corporate Governance and Code of Ethics.”
Nominating Procedures
     As described above, Cortland Bancorp has a standing Nominating Committee that has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, Article Two, Section 2.01 “Authority and Qualifications.” No person who has attained the age of 70 shall be eligible for election as a director, and each director must hold shares of stock of Cortland Bancorp with an aggregate par value or stated value of $500, an aggregate shareholder equity of at least $500, or an aggregate fair market value of at least $500.
     When considering potential candidates for the Board, the Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Nominating Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, diversity, strength of character, experience with business and organizations comparable in size and scope to Cortland Bancorp, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more heavily than others by the Nominating Committee.
     In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, there are no specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that each member of the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.
     The Nominating Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Nominating Committee will have the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms or any other individuals.
     According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President of Cortland Bancorp at least 14 days but no more than 50 days, before the meeting at which directors will be elected, or within 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days after Cortland Bancorp mails notice of the meeting.

The shareholder’s notice of nomination must give:
•	the name and address of the nominee;

•	the principal occupation of the nominee;

•	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;

•	the name and address of the shareholder making the nomination; and

•	the number of shares beneficially owned by the shareholder making the nomination.
     We will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.
Code of Ethics
     Cortland Bancorp has adopted a code of ethics as part of its corporate governance program. The code of ethics applies to all of the Cortland Bancorp’s officers and employees, including its Chief Executive Officer and Chief Financial Officer. The Code of Ethics is posted on the investor relations page of the Company’s website at www.cortland-banks.com under “Cortland Bancorp Corporate Governance and Code of Ethics.” Any amendments to, or waivers from, this code of ethics will be posted on this same website.

DIRECTOR COMPENSATION
     The following table shows the compensation of Cortland Bancorp directors for their service in 2006, other than Directors Fantauzzi and Gasior. The director compensation information to follow represents compensation for the full year, through December 31, 2006. The majority of the director compensation is paid by the Bank for directors’ service on the Bank’s board and the Bank’s board committees, but compensation shown in the table is aggregate compensation paid for directors’ service both to Cortland Bancorp and the Bank. Information about compensation paid to and earned by Directors Fantauzzi and Gasior is included elsewhere in this proxy statement.

			Change
			in Pension
			Value and
			Nonqualified
		Non-Equity	Deferred
	Fees Earned or	Incentive Plan	Compensation	All Other
	Paid in Cash(1)	Compensation	Earnings(2)	Compensation(3)	Total
Name	($)	($)	($)	($)	($)
Jerry A. Carleton	18,000	n/a	7,384	288	25,672
David C. Cole	18,000	n/a	3,321	77	21,398
George E. Gessner	18,000	n/a	8,263	195	26,458
James E. Hoffman, III	18,000	n/a	6,098	112	24,210
Neil J. Kaback	18,000	n/a	1,744	167	19,911
K. Ray Mahan	18,000	n/a	6,026	336	24,362
Richard B. Thompson	18,000	n/a	3,516	145	21,661
Timothy K. Woofter	18,000	n/a	6,238	123	24,361

(1)	In 2006, non-employee directors of the Bank received an $18,000 annual retainer and employee directors of the Bank received a $7,200 annual retainer.

(2)	Represents the addition in 2006 to the liability accrual balance established by Cortland Bancorp to account for the Company’s obligation to pay retirement benefits under director retirement agreements entered into with all non employee directors.

(3)	Perquisites and other personal benefits provided to each of directors described in the table were less than $10,000 in 2006. The figures in the “all other compensation” column consist of the imputed monetary value of life insurance policies for the directors.
Retirement Agreements and Insurance for Non-Employee Directors
     Directors Carleton, Cole, Gessner, Hoffman, Kaback, Mahan, Thompson, and Woofter are parties to Director Retirement Agreements with Cortland Bancorp. The Director Retirement Agreements promise a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Normal retirement ages for these directors are age 61 (Mr. Cole), age 62 (Mr. Hoffman), age 63 (Messrs. Mahan and Woofter), age 66 (Mr. Gessner), age 67 (Mr. Kaback), and age 70 (Messrs. Carleton and Thompson). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not paid until the director finally reaches the normal retirement age. In 2007, the early termination benefit for Mr. Carleton would be $3,099; $4,346 for Mr. Cole; $6,640 for Mr. Gessner; $5,576 for Mr. Hoffman; $2,308 for Mr. Kaback; $4,689 for Mr. Thompson; and $5,602 for Mr. Woofter. Mr. Mahan has reached his normal retirement age. If termination of the director’s service occurs within one year after a change in control of Cortland Bancorp, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. The Director Retirement Agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland Bancorp before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp.

     Cortland Bancorp purchased insurance on the lives of directors who are parties to the Director Retirement Agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland Bancorp or after retirement. Cortland Bancorp will receive any death benefits remaining after payment to the director’s beneficiary. Although Cortland Bancorp expects the life insurance benefits to ultimately offset the premium payment obligations, the directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp.
     As Cortland Bancorp disclosed in Form 8-K Current Reports filed with the SEC on January 31, 2005 and October 14, 2005, retired directors receive an emeritus director fee of $300 for each meeting attended, up to a maximum of $6,000 annually and for no more than ten years, provided the director emeritus attends at least 75% of board meetings. The retired director and the retired director’s spouse are also permitted to continue participation in the Bank’s health care plan without time limitation, but at their sole cost.
Director Indemnification
     At the 2005 annual meeting, the shareholders of Cortland Bancorp approved the form and use of indemnification agreements with directors. On May 24, 2005, Cortland Bancorp entered into indemnification agreements with each of the current directors. The indemnification agreements allow a director to select the most favorable indemnification rights provided under:
•	Cortland Bancorp’s Articles of Incorporation or Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

•	any other indemnification arrangement otherwise available.
     The indemnification agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as director, officer, employee, agent, or when serving as Cortland Bancorp’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in a proceeding, subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.
Retainer and Fees
     Currently, the Board of Directors of Cortland Bancorp and the Board of Directors of the Bank consist of the same individuals. Non-employee directors of Cortland Bancorp serve without retainer or fee for services on the Board of Directors of Cortland Bancorp. Instead, they are paid by the Bank for services rendered in their capacities as directors of Cortland Bancorp and the Bank.
     In 2006, non-employee directors of the Bank received an $18,000 annual retainer and employee directors of the Bank received a $7,200 annual retainer. Directors of the Bank (both employee and non-employee directors) may also elect to participate in the Bank’s healthcare plans.
Director Emeritus Compensation
     For up to ten years after retirement as a director, an emeritus director of the Bank is paid $300 for each meeting attended up to $6,000. Emeritus directors are also entitled to continue participation in the Bank’s health care plan, although the former director is responsible for paying 100% of the Bank’s cost to maintain coverage, currently $148.47 for Rodger W. Platt and $169.62 for William Hagood monthly. After the emeritus director’s death, his or her spouse may similarly maintain health care coverage, at his or her cost. Emeritus directors participate in Board meetings but are not entitled to vote on any matters coming before the Board.

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PHILOSOPHY & OBJECTIVES
     Cortland Bancorp’s compensation philosophy is based upon four primary objectives:
(1)	To provide an executive compensation structure that is competitive in the marketplace and also internally equitable based upon the executive’s level of responsibilities;

(2)	To attract, retain, and motivate qualified executives within this compensation structure, and reward executives for outstanding performance and business results through financial and other appropriate management incentives;

(3)	To align Cortland Bancorp’s financial results and the compensation paid to executives with the enhancement of shareholder value; and

(4)	To maintain an appropriate balance between short-and long-range performance and strategic objectives over time. In other words, executive officer compensation may be based, in one part, on the achievement of Cortland Bancorp and the Bank’s current year business plan objectives, and in another part, on the long-term increase in net worth and the resultant improvement in shareholder value.
     Cortland Bancorp also strives to promote an ownership mentality among key leadership by encouraging management ownership of Cortland Bancorp common shares.
WHAT THE COMPENSATION PLAN IS DESIGNED TO REWARD
     Cortland Bancorp’s compensation arrangements for the executive officers identified in the Summary Compensation Table on page 20 — also referred to as named executive officers – are designed to (i) compensate the executives fairly for their service to Cortland Bancorp and the Bank and (ii) reward performance that promotes prosperity and growth. A cohesive and dedicated management team working together over the long term is a valuable intangible asset to a financial organization, especially to a community-based banking organization such as Cortland Bancorp and the Bank. Cortland Bancorp’s compensation arrangements are designed to protect and nurture that asset and to make it work for the benefit of our shareholders. Accordingly, in addition to base salary and other benefits made available to all employees generally, our compensation arrangements for executive officers include (i) severance arrangements creating a measure of financial security for executives whose careers could be interrupted by changes in control, (ii) retirement benefits under Salary Continuation Agreements, and (iii) split-dollar life insurance arrangements encouraging a long-term commitment to Cortland Bancorp and the Bank.
ROLE OF THE EXECUTIVE COMPENSATION COMMITTEE
     The Board of Directors of the Bank has an Executive Compensation Committee that also serves as the compensation committee of Cortland Bancorp. The Executive Compensation Committee assists the Board in determining the compensation of Cortland Bancorp’s executive officers. The Executive Compensation Committee evaluates and recommends to the Board appropriate policies and decisions relative to executive officer compensation levels and benefit plans. In evaluating executive officer performance, the Executive Compensation Committee takes into account—
•	job knowledge, initiative, and originality;

•	quality and accuracy of work performed and priority setting;

•	customer relations;

•	subordinate feedback and ability to provide instruction to staff; and

•	the relationship of these factors to Cortland Bancorp and the Bank’s achievement of strategic objectives and profitability.

     As of December 31, 2006, the members of the Executive Compensation Committee are Jerry A. Carleton, David C. Cole, George E. Gessner, and Timothy K. Woofter (Chair), each of whom is “independent” within the meaning of the listing standards of NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.
     Interaction with Consultants. The Executive Compensation Committee has engaged compensation consultants and advisors from time to time to provide input on both Board and executive compensation issues. In July 2006, the Executive Compensation Committee asked Grady & Associates, a Cleveland, Ohio, law firm whose practice includes financial institution executive compensation planning, to prepare a change-in-control compensation study examining the change-in-control benefits for the named executive officers of 14 Ohio public company banking organizations with assets ranging from $400 million to $1 billion. The 14 Ohio public company banking organizations analyzed for the study included Croghan Bancshares, Inc., Fremont, Ohio; DCB Financial Corp., Lewis Center, Ohio; Farmers & Merchants Bancorp, Inc., Archbold, Ohio; Farmers National Banc Corp., Canfield, Ohio; First Citizens Banc Corp., Sandusky, Ohio; LCNB Corp., Lebanon, Ohio; LNB Bancorp, Inc., Lorain, Ohio; NB&T Financial Group, Inc., Wilmington, Ohio; Ohio Valley Banc Corp., Gallipolis, Ohio; PVF Capital Corp, Solon, Ohio; Rurban Financial Corp., Defiance, Ohio; United Bancorp, Inc., Martins Ferry, Ohio; United Bancshares, Inc., Columbus Grove, Ohio; and Wayne Savings Bancshares, Inc., Wooster, Ohio. Grady & Associates’ change-in-control compensation study was based on disclosure and management contracts as described in proxy statements, Form 10-Ks, Form 8-Ks, and annual reports to shareholders filed with the SEC through June 30, 2006. The purpose of the study was to provide a comprehensive review of Cortland Bancorp’s executive officer change-in-control compensation arrangements in comparison to peer institutions.
     Role of Executives in Executive Compensation Committee Deliberations. The Executive Compensation Committee occasionally requests the Chief Executive Officer (CEO) to be present at Executive Compensation Committee meetings to discuss executive compensation and evaluate individual performance.
     The Executive Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Executive Compensation Committee also approves the compensation for other executive officers based on the CEO’s recommendations with input from outside advisors and counsel and then makes its recommendations to the Board.
COMPENSATION ELEMENTS
     Salary. Cortland Bancorp pays its executive officers cash salaries that are intended to be competitive and that take into account the individual’s experience, expertise, job performance, responsibilities, and past and potential contribution to Cortland Bancorp and the Bank. The process of determining the executives’ salaries begins with establishing total compensation targets for each management team member. While compensation targets are subjectively determined, the Executive Compensation Committee considers the compensation practices of banking organizations considered to be peer institutions, whether in terms of asset size, business focus, or markets served. Peer group comparison data are derived from a variety of sources, including the Bank Administration Institute, SNL Securities, the Ohio Bankers Association, and information provided by compensation consultants engaged from time to time. Cortland Bancorp and the Bank consider their peer group to consist of publicly held, community-based regional bank and bank holding companies in Ohio with total assets between $300 million and $800 million, which includes the companies listed in the following table.

CORTLAND BANCORP PEER GROUP

Company Name	Location
Commercial Bancshares, Inc.	Upper Sandusky, Ohio
Croghan Bancshares, Inc.	Fremont, Ohio
CSB Bancorp, Inc.	Millersburg, Ohio
DCB Financial Corp.	Lewis Center, Ohio
Farmers National Banc Corp.	Canfield, Ohio
Killbuck Bancshares, Inc.	Killbuck, Ohio
LCNB Corp.	Lebanon, Ohio
LNB Bancorp, Inc.	Lorain, Ohio
Middlefield Banc Corp.	Middlefield, Ohio
Rurban Financial Corp.	Defiance, Ohio
United Bancorp, Inc.	Martins Ferry, Ohio
United Bancshares, Inc.	Columbus Grove, Ohio
Wayne Savings Bancshares, Inc.	Wooster, Ohio
     In addition to compensation practices at peer institutions, the Executive Compensation Committee’s evaluation of President and CEO Lawrence A. Fantauzzi’s compensation is based upon (i) achievement of certain corporate objectives including profitability, growth, and operating results of Cortland Bancorp and the Bank and (ii) a self-evaluation rating his overall performance on an ascending scale of 1 to 5, with 1 representing unsatisfactory performance and 5 representing exceptional performance. Mr. Fantauzzi completes his self-evaluation in conjunction with the performance and merit reviews for all employees. At its December 26, 2006 meeting, the Board approved the Executive Compensation Committee’s recommendation of a base salary of $195,000 for Mr. Fantauzzi for 2007 based on a performance rating of 4.0 out of a possible 5.0. This is a 5.4% increase over Mr. Fantauzzi’s 2006 base salary, and is consistent with the CEO salary range for the universe of Ohio-based banking organizations Cortland Bancorp considers to be peer institutions.
     Below the level of CEO, peer group data are less useful because the responsibilities of these officers tend to vary widely from one organization to the next, but nevertheless the data are valuable to the Executive Compensation Committee in its goal to ensure that Cortland Bancorp’s compensation practices are competitive at all levels of executive management. Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for these individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge, and/or difficulty in recruiting a new executive. Accordingly, at its December 26, 2006 meeting, the Board also approved the Executive Compensation Committee’s recommendation of the following salaries payable in 2007 to the other four executives identified in the Summary Compensation Table: $146,000 to James M. Gasior, $125,000 for Timothy Carney, $115,000 for Stephen A Telego, Sr., and $115,000 for Danny L. White.
     Severance Agreements. To assure itself of the continuity of management and to ensure that management is not unduly distracted by potential changes in control that could affect management’s financial security, Cortland Bancorp and the Bank entered into severance agreements in December 2000 with eight officers, including Messrs. Fantauzzi, Gasior, Telego, Carney, and White. Because a company’s top executive officers are the people most likely to be terminated after a change in control and because their undivided attention to the goal of maximizing shareholder values is most urgently needed in the context of a possible change in control, Cortland Bancorp believes that these severance agreements are both necessary and in shareholders’ best interest. The severance agreements are intended to promote top management’s undivided attention to shareholder interests, alleviating the potential distraction associated with the effect of a change in control on the executives’ personal financial security. The initial term of each severance agreement is three years, renewing each year for an additional one-year term unless the Board gives advance written notice that the agreement will not automatically renew. The severance agreements terminate when an executive attains age 65.

     The severance agreements provide that the executive is entitled to severance compensation if a change in control occurs during the term of the agreement, payable in a single lump sum. The change-in-control benefit under the severance agreements is a single-trigger benefit, in contrast to a double-trigger benefit payable solely after employment termination following a change in control. Cortland Bancorp concluded in December 2000 that a single-trigger change-in-control benefit would reduce the reluctance of senior management to pursue potential change-in-control transactions that may be in the best interests of shareholders. The severance compensation equals the executive’s annual salary when the change in control occurs, plus the amount of any bonus earned for the last whole calendar year. For purposes of the severance agreements, the term change in control means (i) a merger occurs and shareholders of Cortland Bancorp do not own a majority of the shares of the company surviving the merger, (ii) a shareholder or group of shareholders acquires 25% or more of Cortland Bancorp’s common stock, (iii) a majority of the directors are replaced in any period of two years or less by individuals not nominated by the continuing directors, or (iv) Cortland Bancorp sells substantially all of its assets. If an executive’s employment terminates within one year after a change in control, Cortland Bancorp must also continue his life, health, and disability insurance coverage for up to three years, along with fringe benefits such as club memberships. The executive will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination. The severance agreements also include a promise on the part of Cortland Bancorp and the Bank to pay the executives’ legal fees associated with the interpretation, enforcement, or defense of the executives’ rights under the severance agreements, up to a maximum of $500,000, as adjusted for inflation from time to time.
     If a change in control occurs and the total benefits or payments to which an executive is entitled constitute so-called “excess parachute payments” and are therefore subject to the 20% excise tax under Sections 280G and 4999 of the Internal Revenue Code (whether under the severance agreement or under any other compensation arrangement), Cortland Bancorp must also make an adjusted gross-up payment to Messrs. Carney, Fantauzzi, Gasior, and Telego compensating them for the excise tax as well as for income, payroll, and excise taxes imposed on that parachute payment excise tax reimbursement payment. A 20% excise tax is imposed under Section 4999 if the value of an executive’s aggregate change-in-control benefits – calculated according to procedures specified in Section 280G and accompanying IRS regulations – equals or exceeds three times his or her five-year average taxable compensation. The five-year average is known as the so-called base amount. If the value of the aggregate change-in-control benefits equals or exceeds three times the base amount, a 20% excise tax is imposed on all benefits exceeding the base amount and the employer forfeits its compensation deduction for those same benefits. The total adjusted gross-up payment to Messrs. Carney, Fantauzzi, Gasior, and Telego would consist of (i) a payment equal to the initial excise tax and (ii) a gross-up payment that is calculated by determining the difference between the full gross-up amount needed to provide the excise tax payment net of all income, payroll, and excise taxes and the excise tax payment multiplied by eighty percent (80%).
     Salary Continuation Agreements. Salary continuation agreements are becoming increasingly common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits financed through employer contributions to 30% to 50% of final pay. The contribution limits prevent the highest-paid executives from accumulating in their 401(k) plan accounts sufficient capital to prevent a jarring reduction of post-retirement income relative to pre-retirement income. Accordingly, the Bank provides a supplemental retirement benefit arrangement for executive officers calculated to compensate for this shortfall.
     On March 1, 2001, the Bank entered into Salary Continuation Agreements with eight officers, including Messrs. Fantauzzi, Carney, Gasior, Telego, and White. The March 1, 2001 Salary Continuation Agreements for the five named executive officers were amended in 2003 by adoption of Second Amended Salary Continuation Agreements. The Second Amended Salary Continuation Agreements provide Messrs. Fantauzzi, Carney, Gasior, Telego, and White with annual normal retirement benefits at age 65 of $85,700, $67,200, $72,100, $74,500, and $41,500, respectively. After their specified normal retirement age of 65, the Bank will make these annual benefit payments to the executives for 15 years. Additional detail about the Second Amended Salary Continuation Agreements is included elsewhere in this proxy statement. Please refer to the Pension Benefits Table on page 21.

     The Second Amended Salary Continuation Agreements are intended to reinforce the executives’ long-term commitment to the Bank. The full normal retirement benefit is payable if and only if the executive remains employed with the Bank to the normal retirement age. The Second Amended Salary Continuation Agreements provide for reduced benefits in the case of early termination on or after reaching the early retirement age (age 62), or in the case of termination due to disability occurring at any age, but in either case benefits do not become payable until the executive finally reaches the normal retirement age. Payment of benefits is accelerated if the executive’s service with the Bank terminates within one year after a change in control, whether termination is voluntary or involuntary. No benefit is payable and an executive’s agreement terminates if his employment terminates for cause. Under generally accepted accounting principles, the Bank must accrue a liability on its books for the obligation under the Second Amended Salary Continuation Agreements. By the time the executive attains the normal retirement age the total liability amount accrued by the Bank must equal the present value of the Bank’s obligation to the executive. Each executive’s accrual balance is calculated using a level principal amount, with interest computed at a reasonable discount rate under generally accepted accounting principles.
     If the executive’s service with the Bank terminates within one year after a change in control occurs, the Bank will pay to each executive an amount calculated as described in the agreement. The term “change in control” is defined in the agreements in a manner identical to the way a “change of control” is defined under the executives’ severance agreements (i.e., merger, acquisition of 25% of Cortland Bancorp’s shares, change in a majority of the Board, and sale of assets). The payment is the accrual balance projected to exist at these executives’ normal retirement age discounted to present value using a current discount rate of 5.75%. Because these benefits are payable immediately after separation from service, they are double-trigger change-in-control benefits and are subject to the six-month payment delay imposed by Internal Revenue Code Section 409A. The Second Amended Salary Continuation Agreements also provide that the Bank must reimburse up to $500,000 in legal expenses incurred by each of the executives if the agreements are challenged after a change in control occurs.
     If an executive dies before age 65 in active service to the Bank, instead of salary continuation agreement benefits, the executive’s beneficiaries will receive a life insurance death benefit in a fixed amount. With a single premium payment of $2.3 million, the Bank purchased life insurance policies on the eight officers who were parties to the March 1, 2001 Salary Continuation Agreements, including Messrs. Fantauzzi, Carney, Gasior, Telego, and White. With an additional single premium payment of $2.5 million in July 2003, the Bank purchased additional life insurance policies on Messrs. Fantauzzi, Carney, Gasior, and White to support (i) the enhanced benefits payable under the Second Amended Salary Continuation Agreements and (ii) a new salary continuation agreement for a ninth officer. The life insurance policies are owned by the Bank, but the Bank entered into endorsement split dollar arrangements allowing the executives to designate the beneficiary of a portion of the policy death benefits. The Bank will receive the remainder of the death benefits. The Bank purchased the life insurance policies as informal financing for the salary continuation agreement payment obligation arising out of an executive’s death before retirement. Although the Bank expects the split dollar life insurance policy benefits to support the payment obligations under the Second Amended Salary Continuation Agreements, the executives’ contractual entitlements under the agreements are not funded and remain contractual liabilities of the Bank.
     Under the Split Dollar Agreements and Endorsements entered into with each of Messrs. Fantauzzi, Carney, Gasior, Telego, and White, at the executive’s death before retirement at age 65, a portion of the total death benefits under the insurance policies will be paid to the executive’s designated beneficiary. The death benefit that would have been payable as of December 31, 2006, to Mr. Fantauzzi’s beneficiary was $807,051, and in the case of Messrs. Carney, Gasior, Telego, and White, the death benefit payable to their beneficiaries would be $632,833, $678,977, $701,578, and $390,812, respectively. If an executive dies after termination of employment, the executive’s beneficiaries will receive any payments to which the executive would have been entitled under the Second Amended Salary Continuation Agreement, but none of the proceeds of the life insurance. The Split Dollar Agreements and Endorsements terminate upon the first to occur of any of the following (i) surrender, lapse, or other termination of the policy by the Bank, (ii) distribution of the death benefit proceeds, (iii) upon the executive’s 65th birthday, or (iv) upon the executive’s termination of employment.
     Neither the premium amounts attributable to the policies on the executives’ lives nor the potential death benefits payable to their beneficiaries are reflected in the Summary Compensation Table. The imputed dollar values of the benefit to the executives for 2006 of the portions of the premium paid by the Bank related to death benefits payable to their respective beneficiaries are included in the Summary Compensation Table.

     Group Term Carve Out Plan. A corporation can provide its employees with a tax-free group term life insurance policy death benefit of up to $50,000. The cost of providing a death benefit exceeding $50,000 is currently taxed to the employee as ordinary income. The Bank’s Group Term Carve-Out Plan replaces the taxable portion of the group term life insurance plan with permanent life insurance.
     In December 2000, the Bank purchased with a single premium payment approximately $2.8 million in life insurance on the lives of 22 officers for the Group Term Carve Out Plan. The 22 officers covered by the plan include Messrs. Fantauzzi, Carney, Gasior, Telego, and White. In August 2002, the plan was amended to reflect changes in ERISA regulations. Under Group Term Split Dollar Endorsements, the Bank and the executives share the rights to death benefits payable under the life insurance policies. An executive’s beneficiaries are entitled to one of the following death benefit amounts—
     Pre-Retirement Death Benefit. If the executive dies before retirement, the death benefit is the lesser of (a) $500,000 or (b) twice the executive’s current annual salary at the time of death, less $50,000, or
     Post-Retirement Death Benefit. If the executive was no longer employed by the Bank at the time of death, but had terminated employment (i) within one year after a change in control, (ii) due to disability, or (iii) on or after the early retirement age of 62, the death benefit is the lesser of (a) $500,000 or (b) the Executive’s most recent salary at the time of death.
     The Bank receives the remainder of the life insurance policy death benefits, which should be sufficient to recover in full the Bank’s life insurance investment. No benefits are payable under the plan to any executive whose employment terminates before the age of 62, unless termination is due to disability or unless termination occurs within one year after a change in control. Benefits are payable to the executives’ beneficiaries in a lump sum.
     In December 2003, Mr. Telego entered into a revised Group Term Split Dollar Endorsement limiting his pre-retirement death benefit under the plan at $350,000. Mr. Telego’s revised endorsement accounts for the fact that a portion of the life insurance under the Group Term Carve Out Plan is dedicated to providing him with a pre-retirement death benefit under the split dollar agreement accompanying his Second Amended Salary Continuation Agreement.
     Messrs. Fantauzzi, Carney, Gasior, Telego, and White also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the executive’s beneficiaries if the executive dies while employed by the Bank. The Bank’s costs for the insurance purchased on the executives’ lives for the Group Term Carve Out Plan are not reflected in the Summary Compensation Table included in this proxy statement.
     The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. This was not the prevailing accounting treatment in 2000 when the Bank entered into Group Term Split Dollar Endorsements with Messrs. Fantauzzi, Carney, Gasior, Telego, and White. Accordingly, unless the Group Term Carve Out Plan is amended to eliminate post-retirement death benefits, the Bank will have to begin recognizing compensation expense associated with these post-retirement split dollar insurance arrangements beginning in 2008.
     Profit Sharing Program. If the Bank achieves its profit goal for the fiscal year, the Board may (but is not required to) approve profit sharing. The Bank’s profit goal for profit sharing purposes was not achieved in 2006. As a result, no profit-sharing distributions were made in 2006. Should the Bank achieve its profit goal in the future, the Board may (but is not required to) approve profit sharing.
     Employee Benefit Plan 401(k). The Bank maintains a traditional 401(k) retirement plan for employees. In general, the Bank matches participants’ voluntary contributions up to 5% of gross pay. Employee contributions and matching contributions under the plan accumulate tax free until distributions begin at the employee’s normal retirement age. The goal of the 401(k) plan is to enable employees to provide for their own retirement and, combined with Social Security benefits, to ensure that their aggregate post-retirement income is maintained at a percentage of pre-retirement income sufficient to sustain a long-term retirement.

     Adoption of New Compensation Arrangements. In 2007, the Company proposes to enter into Third Amended Salary Continuation Agreements and revised severance agreements with Messrs. Fantauzzi, Carney, Gasior, Telego, and White, as well as other Bank officers, for purposes of documentary form compliance with Internal Revenue Code Section 409A. If a nonqualified deferred compensation plan fails to comply with Section 409A, either in form or in operation, the tax consequences are immediate inclusion in income of amounts previously deferred, plus an interest penalty, plus a 20% federal excise tax penalty.
     Perquisites and Other Compensation. The Executive Compensation Committee annually reviews the perquisites that the management team receives. In the case of Messrs. Fantauzzi, Carney, Gasior, and White, membership in a golf or social club is encouraged to provide an appropriate entertainment forum for customers and interaction with the community.
PURPOSE OF COMPENSATION ELEMENTS
     Cortland Bancorp uses the above compensation elements (salary, severance agreements, salary continuation agreements, life insurance arrangements, 401(k) Plan, Profit Sharing, and other compensation arrangements) to achieve various performance and strategic objectives. Although the Executive Compensation Committee does review total compensation, it does not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. The Executive Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. To attract executives, maintain a stable team of effective leaders, and provide other protections for senior management, the Executive Compensation Committee may consider additional compensation elements in the future that would benefit Cortland Bancorp and its shareholders.
TAX AND ACCOUNTING CONSIDERATIONS
     Cortland Bancorp considers tax and accounting implications in the design of its compensation programs. Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Cortland Bancorp paid in 2006 to the named executive officers is expected to be deductible under Section 162(m). The Executive Compensation Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.
EXECUTIVE COMPENSATION
     Cortland Bancorp does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland Bancorp are paid by the Bank for services rendered in their capacity as executive officers of Cortland Bancorp and the Bank. For the Chief Executive Officer, the Chief Financial Officer, and the 3 other most highly compensated executive officers, who were serving as officers at the end of 2006 and whose total compensation exceeded $100,000, the following table shows all forms of compensation paid or payable for the year indicated.

SUMMARY COMPENSATION TABLE

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
				Incentive Plan	Compensation	All Other
		Salary(1)	Bonus	Compensation	Earnings(2)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Lawrence A. Fantauzzi	2006	192,200	0	0	77,449	26,706	296,335
President and Chief Executive Officer of Cortland Bancorp and the Bank

Rodger W. Platt	2006	6,000	0	0	n/a	n/a	6,000
Interim President and Chief Executive Officer from March 2, 2006 to May 1, 2006

James M. Gasior	2006	148,200	0	0	19,885	20,209	188,294
Senior Vice President, Chief Financial Officer and Secretary of Cortland Bancorp and the Bank

Timothy Carney	2006	120,000	0	0	12,058	25,471	157,529
Senior Vice President and Chief Operations Officer of the Bank

Stephen A. Telego, Sr.	2006	110,000	0	0	36,874	13,685	160,559
Senior Vice President and Director of Human Resources and Corporate Administration of the Bank

Danny L. White	2006	105,000	0	0	24,694	16,539	146,233
Senior Vice President and Chief Lending Officer of the Bank

(1)	Includes salary deferred at the election of the executive under the Bank’s 401(k) retirement plan. Also includes fees for service as a director of Cortland Bancorp and the Bank. Mr. Fantauzzi’s director fees in 2006 were $7,200. Mr. Gasior’s director fees were $7,200. Having previously retired effective November 1, 2005, Mr. Platt agreed to return as Interim President and Chief Executive Officer during Mr. Fantauzzi’s brief health-related absence from March 2 to May 1, 2006. Mr. Platt served without compensation. The salary figures shown in the table for Mr. Platt represent director emeritus fees of $300 for each meeting attended.

(2)	Represents the addition in 2006 to the liability accrual balance established by the Bank to account for the Bank’s obligation to pay retirement benefits under the Second Amended Salary Continuation Agreements entered into with the named executive officers. Mr. Platt began receiving benefits under his August 15, 2002 Amended Salary Continuation Agreement immediately after his retirement in 2005. The Amended Salary Continuation Agreement promises an annual benefit of $60,000 to Mr. Platt for 15 years. The Bank had fully accrued for the benefit under the Amended Salary Continuation Agreement before his retirement. Please refer to the Pension Benefits Table for information about payments made in 2006 under Mr. Platt’s Amended Salary Continuation Agreement.

(3)	Perquisites and other personal benefits provided to each of the named executive officers in 2006 exceeded $10,000. The figures in the “all other compensation” column consist of the Bank’s contribution to the 401(k) plan accounts for the named executive officers, the imputed monetary value of life insurance policies, bank-owned vehicle expenses and club memberships for the named executive officers. For 2006, the Bank made contributions of $9,610 to the 401(k) plan account of Mr. Fantauzzi, $7,413 to the account of Mr. Gasior, $6,510 to the account of Mr. Carney, $5,824 to the account of Mr. Telego, and $5,593 to the account of Mr. White. The imputed value of life insurance policies for income tax purposes in 2006 were $5,232 for Mr. Fantauzzi, $1,451 for Mr. Gasior, $825 for Mr. Carney, $1,314 for Mr. Telego, and $2,236 for Mr. White. Bank-owned vehicle expense in 2006 were $7,200 for Mr. Fantauzzi, $7,260 for Mr. Gasior, $10,200 for Mr. Carney, $6,492 for Mr. Telego, and $6,865 for Mr. White. Club membership dues in 2006 were $4,664 for Mr. Fantauzzi, $4,085 for Mr. Gasior, $7,936 for Mr. Carney, $55 for Mr. Telego, and $1,845 for Mr. White.

     The table below provides information with respect to the present value of the accumulated benefit under the salary continuation agreements for all named executive officers as of December 31, 2006. For more information about the salary continuation agreements, please see the discussion of these arrangements in the Compensation Discussion and Analysis found on page 13.
PENSION BENEFITS TABLE

			Present Value
		Number of Years	of Accumulated	Payments During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Lawrence A. Fantauzzi	Second Amended	5	297,594	n/a
	Salary Continuation Agreement

Rodger W. Platt	Amended Salary Continuation	5	543,368	51,726
	Agreement

James M. Gasior	Second Amended	5	70,882	n/a
	Salary Continuation Agreement

Timothy Carney	Second Amended	5	42,179	n/a
	Salary Continuation Agreement

Stephen A. Telego, Sr.	Second Amended	5	141,104	n/a
	Salary Continuation Agreement

Danny L. White	Second Amended	5	81,519	n/a
	Salary Continuation Agreement

(1)	Represents the liability accrual balance established by the Bank to account for the Bank’s obligation to pay retirement benefits under the Second Amended Salary Continuation Agreements entered into with the named executive officers, or in
Mr. Platt’s case under his 2002 Amended Salary Continuation Agreement. The amounts shown were determined using interest rates and mortality assumptions consistent with those used in Cortland Bancorp’s financial statements. As disclosed by Cortland Bancorp in a Form 8-K Current Report filed with the SEC on September 29, 2005, Mr. Platt is also entitled to designate the beneficiary of the entire net death benefit under a bank-owned insurance policy on his life. The Bank purchased the policy with a single premium of approximately $850,000 on December 29, 2000. Consisting of the total death benefit under the policy minus the policy cash surrender value, the net death benefit as of December 31, 2006 was approximately $514,846. If the Bank cancels the policy on Mr. Platt’s life, the Bank would be responsible for paying an equivalent death benefit directly to his designated beneficiary, along with an income tax gross-up payment to compensate for the fact that benefits paid directly by the Bank would be taxable whereas death benefits paid by the life insurance company would not be. Neither the premium attributable to this policy nor the potential death benefit payable to Mr. Platt’s beneficiaries is reflected in the preceding table or in the Summary Compensation Table.

ILLUSTRATION OF HYPOTHETICAL CHANGE-IN-CONTROL BENEFITS
     The following table illustrates estimated change-in-control benefits potentially payable to the executive officers identified in the Summary Compensation Table. This illustration is based on a hypothetical change in control of Cortland Bancorp occurring on December 31, 2006, and the assumption that each executive’s employment terminates on that date. The purpose of this table is to provide a means to estimate the value of the executives’ contract rights – summarized elsewhere in this proxy statement – that arise or that are enhanced because of a change in control. For example, the table does not take account of the premium price likely payable by an acquiror for the stock held by Cortland Bancorp’s stockholders, including the number of shares of Cortland Bancorp common stock held by the named executive officers. Like other stockholders, the named executive officers would profit from sale of their shares to an acquiror at a premium. But that is a potential benefit shared equally by all stockholders. Therefore, the potential value of that premium is not taken into account in the following table.
     The table also does not take account of Group Term Carve-Out Plan benefits. Under the plan, an executive generally forfeits the right to designate the beneficiary of death benefits after employment termination, but the executive’s right is preserved if employment termination occurs within 12 months after a change in control. The right is also preserved in other cases as well, such as termination because of disability or termination after attaining age 62. Cortland Bancorp is not able to measure the incremental value associated with preservation of the right to designate the beneficiary of death benefits at an earlier date than attainment of age 62, and for that reason the incremental enhancement of this contract right associated with termination within 12 months after a change in control is not reflected in the table.

		Estimated Present Value of
		Continued Club Memberships,
		Medical, Dental, Accident,
		Disability, and Life Insurance
		Benefits, and Financial Planning
		Services Continuing for 36
		Months and Outplacement
		Services Continuing for 12	Change-In-Control
	Lump-Sum Cash	Months after Employment	Benefit under the
	Payment under the	Termination under the Terms of	Salary Continuation	Estimated Amount of
	Severance Agreement	the Severance Agreement	Agreement(2)	Excise Tax Gross-Up
Name	$(1)	$	$	$

Lawrence A. Fantauzzi	185,000	59,000	603,667	334,500

Rodger W. Platt	N/A	N/A	543,368	N/A

James M. Gasior	141,000	53,000	251,070	151,500

Timothy Carney	120,000	65,000	168,701	120,500

Stephen A. Telego, Sr.	110,000	40,000	383,622	204,500

Danny L. White	105,000	46,000	233,373	N/A

(1)	The lump-sum payment equals the executive’s annual salary when the change in control occurs, plus the amount of any bonus earned for the last whole calendar year. The lump-sum cash severance payment is payable immediately after a change in control, regardless of whether the executive’s employment also terminates.

(2)	The payment is the accrual balance projected to exist at these executives’ normal retirement age discounted to present value using a discount rate of 5.75%. Because these benefits are payable immediately after separation from service, they are double-trigger change-in-control benefits and are subject to the six-month payment delay imposed by Internal Revenue Code Section 409A. Because Mr. Platt is retired and benefits under his Amended Salary Continuation Agreement have commenced, he is not entitled to a change-in-control benefit under that agreement. The agreement provides instead that in such a case the retired executive would receive the remaining accrual balance when the change in control occurs. Accordingly, the figure in the table for Mr. Platt represents the December 31, 2006 accrual balance under his Amended Salary Continuation Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During 2006, Cortland Bancorp and the Bank retained the legal services of Gessner & Platt, Co., LPA. Mr. George E. Gessner, a member of Cortland Bancorp’s Board of Directors and the Executive Compensation Committee, is also a member of Gessner & Platt Co., LPA. Also, Messrs. Robert M. Platt, Sr. and Robert M. Platt, Jr. of Gessner & Platt, Co., LPA are the brother and nephew, respectively, of Rodger W. Platt, Cortland Bancorp’s retired President and Chairman of the Board and the Bank’s retired President, Chairman, and Chief Executive Officer.
     During 2006, Cortland Bancorp and the Bank retained the legal services of Hoffman & Walker Co., LPA during 2006. James E. Hoffman, III, a member of Cortland Bancorp’s Board of Directors, is also a 60% shareholder of Hoffman & Walker Co., LPA.
TRANSACTIONS WITH AFFILIATES
     The Board recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of Cortland Bancorp. Accordingly, effective as of March 27, 2007, the Board approved a procedure for the review, approval and ratification of such transactions. For purposes of this procedure, a “related party transaction” is a transaction or relationship involving a director, executive officer or 5% shareholder or their immediate family members that is reportable under the SEC’s rules regarding such transactions.
     Under this procedure, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of Cortland Bancorp. The policy provides for the Nominating Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction would be sent to the Nominating Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she would report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it would be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it would be evaluated to determine if any mitigation or other action should be taken.
     The employment of an immediate family member of an executive officer does not need to be reported to the Nominating Committee prior to approval unless the employee’s compensation is reasonably expected to exceed $200,000 per year.
RELATED PARTY TRANSACTIONS
     During the 2006 fiscal year, executive officers and directors of Cortland Bancorp, members of their immediate families and corporations or organizations as to which directors of Cortland Bancorp serve as executive officers or beneficially own more than 10% of the equity interest, were involved in banking transactions with the Bank in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Payments from the Bank to such persons in connection with the deposit of funds or those bank subsidiaries’ acting in an agency capacity have been made on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with Cortland Bancorp or its subsidiaries. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Cortland Bancorp or its subsidiaries. These loans have been subject to and are presently subject to no more than a normal risk of uncollectibility and present no other unfavorable features. As of the date of this proxy statement, all of the loans described in this paragraph were performing in accordance with their original terms.

EXECUTIVE COMPENSATION COMMITTEE REPORT
     The Executive Compensation Committee has submitted the following report for inclusion in this proxy statement
     The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement -. Based on the committee’s review and discussions with management, the Executive Compensation Committee recommended to the Board of Directors of Cortland Bancorp that the Compensation Discussion and Analysis be included in this proxy statement.
     Submitted by the Executive Compensation Committee
     Jerry A. Carleton, David C. Cole, George E. Gessner and Timothy K. Woofter (Chair)
AUDIT COMMITTEE MATTERS
Audit Committee Report for the Fiscal Year Ended December 31, 2006
     The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2006 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Packer Thomas, Cortland Bancorp’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from Packer Thomas required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the independent registered accounting firm’s independence), and has discussed with Packer Thomas the independent registered accounting firm’s independence. Based on this, the Audit Committee recommended to the Board that Cortland Bancorp’s audited consolidated financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
     Neil J. Kaback, Richard B. Thompson and Timothy K. Woofter
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. All of the services rendered by Packer Thomas to Cortland Bancorp and its subsidiaries for each of the 2006 fiscal year and the 2005 fiscal year were pre-approved by the Audit Committee.

Fees of Independent Registered Public Accounting Firm
     The Audit Committee appointed the firm of Packer Thomas to serve as the registered public accounting firm for Cortland Bancorp for the period ending December 31, 2007. Fees billed for services rendered by Packer Thomas for each of the 2006 fiscal year and the 2005 fiscal year were as follows:

	2006	2005
Audit Fees (1)	$163,450	$147,975
Audit-Related Fees (2)	12,500	15,000
Tax Fees (3)	11,170	11,700
All Other Fees	-0-	-0-

(1)	Audit fees consist of fees for professional services rendered for the audits of the consolidated financial statements of Cortland Bancorp and quarterly reviews of the financial statements included in Cortland Bancorp’s Quarterly Reports on Form 10-Q.

(2)	Audit-related fees include the financial statement audits of employee benefit plans.

(3)	Tax fees include U.S. federal, state and local tax planning and advice, and U.S. federal, state and local tax compliance.
Notification of Appointment of Independent Registered Public Accounting Firm
     As noted above, the Audit Committee has appointed the firm of Packer Thomas to serve as independent registered public accounting firm for Cortland Bancorp for the 2007 fiscal year. Packer Thomas has served as Cortland Bancorp’s independent auditors/independent registered public accounting since 1994. Representatives of Packer Thomas are expected to be present at the Annual Meeting, and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SUBMISSION OF SHAREHOLDER PROPOSALS
     If any shareholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2008, the proposal must be received by the Secretary of Cortland Bancorp prior to the close of business on November 19, 2007. Upon receipt of a shareholder proposal, Cortland Bancorp will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.
     If a shareholder intends to present a proposal at the 2008 Annual Meeting, but has not sought the inclusion of such proposal in Cortland Bancorp’s proxy materials, such proposal must be received by the Secretary of Cortland Bancorp prior to January 31, 2008, or the management proxies for the 2008 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.
DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
     SEC rules provide for “householding,” which permits the Cortland Bancorp to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if Cortland Bancorp believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces Cortland Bancorp’s expense. Cortland Bancorp may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.
     Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of the Cortland Bancorp, you may have received householding information from your broker, bank or other nominee in the past. Please contact the holder of record directly if you have any questions, require additional copies of the proxy statement or our annual report to shareholders for the 2006 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.
OTHER BUSINESS
     As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for action at the Annual Meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board of Directors have the discretionary authority to vote in accordance with their best judgement.
By Order of the Board of Directors.
James M. Gasior
Secretary

FORM OF PROXY
CORTLAND BANCORP
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder(s) of common shares of Cortland Bancorp hereby appoints George E. Gessner, James E. Hoffman, III, and Timothy K. Woofter, or any one of them with full power of substitution, to serve as my(our) proxy to attend the Annual Meeting of Shareholders of the Cortland Bancorp to be held on Tuesday, April 24, 2007 at 7:00 p.m. at Vernon’s Cafe, 720 Youngstown—Warren Road, Niles, Ohio 44446, and to vote all of the common shares of Cortland Bancorp the undersigned is entitled to vote at such Annual Meeting or adjournment as follows:
(1)	Election of Directors

JERRY A. CARLETON	☐	☐
	FOR	WITHHOLD AUTHORITY

K. RAY MAHAN	☐	☐
	FOR	WITHHOLD AUTHORITY

JAMES M. GASIOR	☐	☐
	FOR	WITHHOLD AUTHORITY

RICHARD B THOMPSON	☐	☐
	FOR	WITHHOLD AUTHORITY
(INSTRUCTIONS: To vote for an individual nominee, place an ‘X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an ‘X’ in the box marked “WITHHOLD AUTHORITY” following his name.)
(2)	The Board of Directors of Cortland Bancorp was not aware of any other matters to be presented for action at the Annual Meeting. However, should any such matters properly come before the Annual Meeting, I authorize the above appointed proxies to vote in their discretion:

☐	☐
GRANT AUTHORITY	WITHHOLD AUTHORITY
SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1), AND FOR ITEM (2), AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE ANNUAL MEETING.
Receipt of the accompanying Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.
Dated:_________________, 2007

Signature

Signature
Please sign exactly as the name appears. If
executor, trustee, etc., give full title. If shares
are registered in two names, both should sign.